INVESTOR CONTACTS:	MEDIA CONTACT:
Todd Fromer / Garth Russell	Barry Stagg
KCSA Strategic Communications	4Kids Entertainment
(212) 896-1215 / (212) 896-1250	(646) 822-4257
tfromer@kcsa.com / grussell@kcsa.com	bstagg@4kidsent.com

4Kids Entertainment Back in Compliance with NYSE Listing Criteria

NEW YORK, June 3, 2009 – 4Kids Entertainment, Inc. (NYSE: KDE), the global children’s entertainment and merchandise licensing company, today announced that NYSE Regulation, Inc. (“NYSE Regulation”) has notified the company that 4Kids is in compliance with the revised continued listing standards of the New York Stock Exchange (the “NYSE”).

The NYSE received approval from the Securities and Exchange Commission for a pilot program effective retroactively to May 12, 2009, to amend its listing criteria through October 31, 2009. The NYSE anticipates making a subsequent rule filing prior to October 31, 2009 to make the revised listing standards permanent. Under the revised listing standards, a NYSE listed company that originally qualified to list under the “earnings test” such as 4Kids will be considered to be not in compliance with the NYSE’s continued listing standards if its average global market capitalization over a consecutive 30 day trading period is less than $50 million, and at the same time, its stockholders’ equity is less than $50 million. Prior to the amendment, these market capitalization and stockholders’ equity thresholds had each been $75 million.

4Kids had previously announced on April 14, 2009 that it was not in compliance with the NYSE’s continued listing standards with respect to global market capitalization and stockholders’ equity as a result of 4Kids’ stockholders’ equity at the end of the first quarter 2009 being equal to $74.99 million, or approximately $10,000 below the minimum NYSE stockholders’ equity requirement in effect at that time. Due to the reduction of the stockholders’ equity requirement to $50 million or more, 4Kids is deemed to be back in compliance with the NYSE’s stockholders’ equity requirement.

The NYSE has also informed 4Kids that if 4Kids does not meet the continued listing standards within 12 months of the date 4Kids was deemed in compliance, 4Kids would receive a formal notification letter from NYSE Regulation. The staff of NYSE Regulation would then examine the relationship between the two incidents of falling below continued listing standards and reevaluate 4Kids’ method of financial recovery from the first incident. The staff of NYSE Regulation would at that point take such action it believes to be appropriate, which, depending upon the circumstances could include truncating the procedures that would otherwise be applicable, or immediately initiating suspension and delisting procedures.

About 4Kids Entertainment, Inc.

With U.S. headquarters in New York City, regional offices for its trading card business in San Diego, California and international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, operates Websites to support 4Kids’ owned or represented properties, and produces and markets collectible trading card games. Additionally, the Company programs and sells the national advertising time in “TheCW4Kids” five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate website and at the www.4Kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.